Exhibit 99.4
UNITED STATES OF AMERICA
Before The
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-11-014
)
)
EVERBANK	)	Effective Date: April 13, 2011
)
Jacksonville, Florida	)
OTS Docket No. 15115)
)

CONSENT ORDER
     The Office of Thrift Supervision (OTS), as part of an interagency horizontal review of major residential mortgage servicers, has conducted an examination of the residential real estate mortgage foreclosure processes of EverBank, Jacksonville, Florida (Association). The OTS has identified certain deficiencies and unsafe or unsound practices in the Association’s residential mortgage servicing and in the Association’s initiation and handling of foreclosure proceedings. The OTS has informed the Association of the findings resulting from the examination.
     The Association, by and through its duly elected and acting Board of Directors (Board), has executed a “Stipulation And Consent To Issuance Of a Consent Order,” dated April 13, 2011 (Stipulation and Consent), that is accepted by the OTS. By this Stipulation and Consent, which is incorporated by reference, the Association has consented to the issuance of this Consent Order (Order) by the OTS. The Association has committed to taking all necessary and appropriate steps to remedy the deficiencies and unsafe or unsound practices identified by the OTS, and to enhance the Association’s residential mortgage servicing and foreclosure processes.
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The Association has begun implementing procedures to remediate the practices addressed in this Order.
OTS’s Findings.
The OTS finds, and the Association neither admits nor denies, the following:
1. The Association is a servicer of residential mortgages in the United States, and services a portfolio of approximately $58 billion dollars in residential mortgage loans. During the recent housing crisis, a large number of residential mortgage loans serviced by the Association became delinquent and resulted in foreclosure actions.
2. In connection with certain foreclosures of loans in its residential mortgage servicing portfolio, the Association engaged in the following unsafe or unsound practices:
(a) filed or caused to be filed in state and federal courts numerous affidavits executed by its employees or employees of third-party service providers making various assertions, such as ownership of the mortgage note and mortgage, the amount of the principal and interest due, and the fees and expenses chargeable to the borrower, in which the affiant represented that the assertions in the affidavit were made based on personal knowledge or based on a review by the affiant of the relevant books and records, when, in many cases, they were not based on such personal knowledge or review of the relevant books and records;
(b) filed or caused to be filed in state and federal courts, or in local land records offices, numerous affidavits or other mortgage-related documents that were not properly notarized, specifically that were not signed or affirmed in the presence of a notary;
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(c) failed to devote to its foreclosure processes adequate oversight, internal controls, policies, and procedures, compliance risk management, internal audit, third party management, and training; and
(d) failed sufficiently to oversee outside counsel and other third-party providers handling foreclosure-related services.
Board Oversight of Compliance with Order.
3. Within five (5) days, the Board shall designate a committee to monitor and coordinate the Association’s compliance with the provisions of this Order (Oversight Committee). The Oversight Committee shall be comprised of three (3) or more directors, which at least two (2) may not be employees or officers of the Association or any of its subsidiaries or affiliates.
4. Within ninety (90) days, and within thirty (30) days after the end of each quarter thereafter, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:
(a) separately list each corrective action required by this Order;
(b) identify the required or anticipated completion date for each corrective action; and
(c) discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.
5. Within ten (10) days of receipt of the Compliance Tracking Report, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions taken. A copy of the Compliance Tracking Report and the Board resolution
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shall be provided to the Regional Director within five (5) days after the Board meeting at which such resolution was adopted.
6. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Order. The Board shall review and adopt all policies and procedures required by this Order prior to submission to the OTS. Comprehensive Action Plan.
7. Within sixty (60) days of this Order, the Association shall submit to the Regional Director an acceptable plan containing a complete description of the actions that are necessary and appropriate to achieve full compliance with this Order (Action Plan). In the event the Regional Director asks the Association to revise the Action Plan, the Association shall make the requested revisions and resubmit the Action Plan to the Regional Director within ten (10) days of receiving any comments from the Regional Director. Following acceptance of the Action Plan by the Regional Director, the Association shall not take any action that would constitute a significant deviation from, or material change to the requirements of the Action Plan or of this Order, unless and until the Association has received a prior written determination of no supervisory objection from the Regional Director.
8. The Board shall ensure that the Association achieves and thereafter maintains compliance with this Order, including, without limitation, successful implementation of the Action Plan. The Board shall further ensure that, upon implementation of the Action Plan, the Association achieves and maintains effective mortgage servicing, foreclosure and loss mitigation activities (as used herein, the phrase “loss mitigation” shall include, but not be limited to, activities related to special forbearances, modifications, short refinances, short sales, cash-for-keys, and deeds-in-lieu of foreclosure and be referred to as either Loss Mitigation or Loss Mitigation Activities), as
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well as associated risk management, compliance, quality control, audit, training, staffing, and related functions. In order to comply with these requirements, the Board shall:
(a) require the timely reporting by Association management of such actions directed by the Board to be taken under this Order;
(b) follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(c) require corrective action be taken in a timely manner for any non-compliance with such actions.
9. The Action Plan shall address, at a minimum:
(a) financial resources to develop and implement an adequate infrastructure to support existing and/or future Loss Mitigation and foreclosure activities and ensure compliance with this Order;
(b) organizational structure, managerial resources and staffing to support existing and/or future Loss Mitigation and foreclosure activities and ensure compliance with this Order;
(c) metrics to measure and ensure the adequacy of staffing levels relative to existing and/or future Loss Mitigation and foreclosure activities, such as limits for the number of loans assigned to a Loss Mitigation employee, including the single point of contact as hereinafter defined, and deadlines to review loan modification documentation, make loan modification decisions, and provide responses to borrowers; and
(d) governance and controls to ensure full compliance with all applicable federal and state laws (including, but not limited to, the U.S. Bankruptcy Code and the Servicemembers Civil Relief Act (SCRA)), rules, regulations, court orders and
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requirements, as well as the Membership Rules of MERSCORP, servicing guides of the Government Sponsored Enterprises (GSEs) or investors, including those with the Federal Housing Administration and those required by the Home Affordable Modification Program (HAMP), and loss share agreements with the Federal Deposit Insurance Corporation (collectively Legal Requirements), and the requirements of this Order.
10. The Action Plan shall specify timelines for completion of each of the requirements of this Order. The timeliness in the Action Plan shall be consistent with any deadlines set forth in this Order.
Compliance Program.
11. Within sixty (60) days of this Order, the Association shall submit to the Regional Director an acceptable compliance program to ensure that the mortgage servicing and foreclosure operations, including Loss Mitigation and loan modification, comply with all applicable Legal Requirements, supervisory guidance, and the requirements of this Order and are conducted in a safe and sound manner (Compliance Program). The Compliance Program shall be implemented within one hundred twenty (120) days of this Order. Any corrective action timeframe in the Compliance Plan that is in excess of one hundred twenty (120) days must be approved by the Regional Director. The Compliance Program shall include, at a minimum:
(a) appropriate written policies and procedures to conduct, oversee, and monitor mortgage servicing, Loss Mitigation, and foreclosure operations;
(b) processes to ensure that all factual assertions made in pleadings, declarations, affidavits, or other sworn statements filed by or on behalf of the Association are accurate, complete, and reliable, and that affidavits, declarations, or other sworn statements are
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based on personal knowledge or a review of the Association’s books and records when the affidavit, declaration, or sworn statement so states;
(c) processes to ensure that affidavits filed in foreclosure proceedings are executed and notarized in accordance with state legal requirements and applicable guidelines, including jurat requirements;
(d) processes to review and approve standardized affidavits and declarations for each jurisdiction in which the Association files foreclosure actions to ensure compliance with applicable laws, rules, and court procedures;
(e) processes to ensure that the Association has properly documented ownership of the promissory note and mortgage (or deed of trust) under applicable state law, or is otherwise a proper party to the action (as a result of agency or other similar status) at all stages of foreclosure and bankruptcy litigation, including appropriate transfer and delivery of endorsed notes and assigned mortgages or deeds of trust at the formation of a residential mortgage-backed security, and lawful and verifiable endorsement and successive assignment of the note and mortgage or deed of trust to reflect all changes of ownership;
(f) processes to ensure that a clear and auditable trail exists for all factual information contained in each affidavit or declaration, in support of each of the charges that are listed, including whether the amount is chargeable to the borrower and/or claimable to the investor;
(g) processes to ensure that foreclosure sales (including the calculation of the default period, the amounts due, and compliance with notice requirements) and post-sale
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confirmations are in accordance with the terms of the mortgage loan and applicable state and federal law requirements;
(h) processes to ensure that all fees, expenses, and other charges imposed on the borrower are assessed in accordance with the terms of the underlying mortgage note, mortgage, or other customer authorization with respect to the imposition of fees, charges, and expenses, and in compliance with all applicable Legal Requirements and supervisory guidance;
(i) processes to ensure that the Association has the ability to locate and secure all documents, including the original promissory notes if required, necessary to perform mortgage servicing, foreclosure and Loss Mitigation, or loan modification functions;
(j) ongoing testing for compliance with applicable Legal Requirements and supervisory guidance that is completed by qualified persons with requisite knowledge and ability (which may include internal audit) who are independent of the Association’s business lines;
(k) measures to ensure that policies, procedures, and processes are updated on an ongoing basis as necessary to incorporate any changes in applicable Legal Requirements and supervisory guidance;
(l) processes to ensure the qualifications of current management and supervisory personnel responsible for mortgage servicing and foreclosure processes and operations, including collections, Loss Mitigation and loan modification are appropriate, and a determination of whether any staffing changes or additions are needed;
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(m) processes to ensure that staffing levels devoted to mortgage servicing and foreclosure processes and operations, including collections, Loss Mitigation and loan modification, are adequate to meet current and expected workload demands;
(n) processes to ensure that workloads of mortgage servicing, foreclosure and Loss Mitigation and loan modification personnel, including single point of contact personnel as hereinafter defined, are reviewed and managed. Such processes, at a minimum, shall assess whether the workload levels are appropriate to ensure compliance with the requirements of this Order, and necessary adjustments to workloads shall promptly follow the completion of the reviews. An initial review shall be completed within ninety (90) days of this Order, and subsequent reviews shall be conducted semi-annually;
(o) processes to ensure that the risk management, quality control, audit, and compliance programs have the requisite authority and status within the organization so that appropriate reviews of the Association’s mortgage servicing, Loss Mitigation, and foreclosure activities and operations may occur and deficiencies are identified and promptly remedied;
(p) appropriate training programs for personnel involved in mortgage servicing and foreclosure processes and operations, including collections, Loss Mitigation, and loan modification, to ensure compliance with applicable Legal Requirements and supervisory guidance; and
(q) appropriate procedures for customers in bankruptcy, including a prohibition on the collection of fees in violation of bankruptcy’s automatic stay (11 U.S.C. § 362), the discharge injunction (11 U.S.C. § 524), or any applicable court order.
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Third Party Management.
12. Within sixty (60) days of this Order, the Association shall submit to the Regional Director acceptable policies and procedures for outsourcing foreclosure or related functions, including Loss Mitigation and loan modification, and property management functions for residential real estate acquired through or in lieu of foreclosure, to any agent, independent contractor, consulting firm, law firm (including local counsel in foreclosure or bankruptcy proceedings retained to represent the interests of the owners of mortgages), property management firm, or other third-party (including any subsidiary or affiliate of the Association not specifically named in this Order) (Third-Party Providers). Third-party management policies and procedures shall be implemented within one hundred twenty (120) days of this Order. Any corrective action timetable that is in excess of one hundred twenty (120) days must be approved by the Regional Director. The policies and procedures shall include, at a minimum:
(a) appropriate oversight to ensure that Third-Party Providers comply with all applicable Legal Requirements, supervisory guidance (including applicable portions of OTS Thrift Bulletin 82a), and the Association’s policies and procedures;
(b) measures to ensure that all original records transferred from the Association to Third-Party Providers (including the originals of promissory notes and mortgage documents) remain within the custody and control of the Third-Party Provider (unless filed with the appropriate court or the loan is otherwise transferred to another party), and are returned to the Association or designated custodians at the conclusion of the performed service, along with all other documents necessary for the Association’s files, and that the Association retains imaged copies of significant documents sent to Third-Party Providers;
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(c) measures to ensure the accuracy of all documents filed or otherwise utilized on behalf of the Association or the owners of mortgages in any judicial or non-judicial foreclosure proceeding, related bankruptcy proceeding, or in other foreclosure-related litigation, including, but not limited to, documentation sufficient to establish ownership of the promissory note and/or the right to foreclose at the time the foreclosure action is commenced;
(d) processes to perform appropriate due diligence on potential and current Third-Party Provider qualifications, expertise, capacity, reputation, complaints, information security, business continuity and financial viability, and to ensure adequacy of Third-Party Provider staffing levels, training, work quality, and workload balance;
(e) processes to ensure that contracts provide for adequate oversight, including requiring Third-Party Provider adherence to Association foreclosure processing standards, measures to enforce Third-Party Provider contractual obligations, and processes to ensure timely action with respect to Third-Party Provider performance failures;
(f) processes to ensure periodic reviews of Third-Party Provider work for timeliness, competence, completeness, and compliance with all applicable Legal Requirements and supervisory guidance, and to ensure that foreclosures are conducted in a safe and sound manner;
(g) processes to review customer complaints about Third-Party Provider services;
(h) processes to prepare contingency and business continuity plans that ensure the continuing availability of critical third-party services and business continuity of the Association, consistent with federal banking agency guidance, both to address short-term
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and long-term service disruptions and to ensure an orderly transition to new service providers should that become necessary;
(i) a review of fee structures for Third-Party Providers to ensure that the method of compensation considers the accuracy, completeness, and legal compliance of foreclosure filings and is not based solely on increased foreclosure volume and/or meeting processing timelines; and
(j) a certification process for law firms (and recertification of existing law firm providers) that provide residential mortgage foreclosure and bankruptcy services for the Association, on a periodic basis, as qualified to serve as Third-Party Providers to the Association including that attorneys are licensed to practice in the relevant jurisdiction and have the experience and competence necessary to perform the services requested.
Mortgage Electronic Registration System.
13. Within sixty (60) days of this Order, the Association shall submit to the Regional Director an acceptable plan to ensure appropriate controls and oversight of foreclosure activities within respect to the Mortgage Electronic Registration System (MERS) and compliance with MERSCORP’s membership rules, terms, and conditions (MERS Requirements) (MERS Plan). The MERS Plan shall be implemented within one hundred twenty (120) days of this Order. Any corrective action timetable that is in excess of one hundred twenty (120) days must be approved by the Regional Director. The MERS Plan shall include, at a minimum:
     (a) processes to ensure that all mortgage assignments and endorsements with respect to mortgage loans serviced or owned by the Association out of MERS’ name are executed only by a certifying officer authorized by MERS and approved by the Association;
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(b) processes to ensure that all other actions that may be taken by MERS certifying officers (with respect to mortgage loans serviced or owned by the Association) are executed by a certifying officer authorized by MERS and approved by the Association;
(c) processes to ensure that the Association maintains up-to-date corporate resolutions from MERS for all Association employees and third-parties who are certifying officers authorized by MERS, and up-to-date lists of MERS certifying officers;
(d) processes to ensure compliance with all MERS Requirements and with the requirements of the MERS Corporate Resolution Management System (CRMS);
(e) processes to ensure the accuracy and reliability of data reported to MERSCORP, including monthly system-to-system reconciliations for all MERS mandatory reporting fields, and daily capture of all rejects/warnings reports associated with registrations, transfers, and status updates on open-item aging reports. Unresolved items must be maintained on open-item aging reports and tracked until resolution. The Association shall determine and report whether the foreclosures serviced by the Association that are currently pending in MERS’ name are accurate and how many are listed in error, and describe how and by when the data on the MERSCORP system will be corrected;
(f) an appropriate MERS quality assurance workplan, which clearly describes all tests, test frequency, sampling methods, responsible parties, and the expected process for open-item follow-up, and includes an annual independent test of the control structure of the system-to-system reconciliation process, the reject/warning error correction process, and adherence to the Association’s MERS Plan; and
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(g) inclusion of MERS into the Association’s third-party vendor management process, which shall include a detailed analysis of potential vulnerabilities, including information security, business continuity, and vendor viability assessments.
Foreclosure Review.
14. Within forty-five (45) days of this Order, the Association shall retain an independent consultant acceptable to the Regional Director to conduct an independent review of certain residential foreclosure actions regarding individual borrowers with respect to the Association’s mortgage servicing portfolio. The review shall include residential foreclosure actions or proceedings (including foreclosures that were in process or completed) for loans serviced by the Association, whether brought in the name of the Association, the investor, the mortgage note holder, or any agent for the mortgage note holder (including MERS), that have been pending at any time from January 1, 2009 to December 31, 2010, as well as residential foreclosure sales that occurred during this time period (Foreclosure Review).
15. Within fifteen (15) days of the engagement of the independent consultant described in Paragraph 14, but prior to the commencement of the Foreclosure Review, the Association shall submit to the Regional Director for approval an engagement letter that sets forth:
(a) the methodology for conducting the Foreclosure Review, including: (i) a description of the information systems and documents to be reviewed, including the selection of criteria for files or aspects of files to be reviewed; (ii) the criteria for evaluating the reasonableness of fees and penalties; (iii) other procedures necessary to make the required determinations (such as through interviews of employees and third parties and a process for the submission and review of borrower claims and complaints); and (iv) any proposed sampling techniques. In setting the scope and review methodology
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under clause (i) of this sub-paragraph, the independent consultant may consider any work already done by the Association or other third-parties on behalf of the Association. The engagement letter shall contain a full description of the statistical basis for the sampling methods chosen, as well as procedures to increase the size of the sample depending on results of the initial sampling;
(b) expertise and resources to be dedicated to the Foreclosure Review;
(c) completion of the Foreclosure Review and the Foreclosure Report within one hundred twenty (120) days from approval of the engagement letter; and
(d) a written commitment that any workpapers associated with the Foreclosure Review shall be made available to the OTS immediately upon request.
16. The purpose of the Foreclosure Review shall be to determine, at a minimum:
(a) whether at the time the foreclosure action was initiated or the pleading or affidavit or declaration filed (including in bankruptcy proceedings and in defending suits brought by borrowers), the foreclosing party or agent of the party had properly documented ownership of the promissory note and mortgage (or deed of trust) under relevant state law, or was otherwise a proper party to the action as a result of agency or similar status;
(b) whether the foreclosure was in accordance with applicable federal and state laws, including, but not limited to, the U.S. Bankruptcy Code and the SCRA;
(c) whether a foreclosure sale occurred when an application for a loan modification or other Loss Mitigation was under consideration when the loan was performing in accordance with a trial or permanent loan modification, or when the loan had not been in default for a sufficient period of time to authorize foreclosure pursuant to the terms of the mortgage loan documents and related agreements;
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(d) whether, with respect to non-judicial foreclosures, the procedures followed with respect to the foreclosure sale (including the calculation of the default period, the amounts due, and compliance with notice periods) and post-sale confirmations were in accordance with the terms of the mortgage loan and state law requirements;
(e) whether a delinquent borrower’s account was only charged fees and/or penalties that were permissible under the terms of the borrower’s loan documents, applicable Legal Requirements, and were otherwise reasonable and customary;
(f) whether the frequency that fees were assessed to any delinquent borrower’s account (including broker price opinions) was excessive under the terms of the borrower’s loan documents, applicable Legal Requirement, or were otherwise unreasonable;
(g) whether Loss Mitigation Activities with respect to foreclosed loans were handled in accordance with the requirements of the HAMP, and consistent with the policies and procedures applicable to the Association’s proprietary loan modifications or other Loss Mitigation programs, such that each borrower had an adequate opportunity to apply for a Loss Mitigation option or program, any such application was handled properly, a final decision was made on a reasonable basis, and was communicated to the borrower before the foreclosure sale; and
(h) whether any errors, misrepresentations, or other deficiencies identified in the Foreclosure Review resulted in financial injury to the borrower or the mortgagee.
17. The independent consultant shall prepare a written report detailing the findings of the Foreclosure Review (Foreclosure Report), which shall be completed within thirty (30) days of
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completion of the Foreclosure Review. Immediately upon completion, the Foreclosure Report shall be submitted to the Regional Director and the Board.
18. Within forty-five (45) days of submission of the Foreclosure Report to the Board, the Association shall submit to the Regional Director an acceptable plan to remediate all financial injury to borrowers caused by any errors, misrepresentations, or other deficiencies identified in the Foreclosure Report by:
(a) reimbursing or otherwise appropriately remediating borrowers for impermissible or excessive penalties, fees or expenses, or for other financial injury identified in accordance with this Order; and
(b) taking appropriate steps to remediate any foreclosure sale identified in the Foreclosure Report where the foreclosure was not authorized as described in this Order.
19. Within sixty (60) days after the Regional Director provides supervisory non-objection to the plan set forth in paragraph (18) above, the Association shall make all reimbursement and remediation payments and provide all credits required by such plan, and provide the Regional Director with a report detailing such payments and credits.
Management Information Systems.
20. Within sixty (60) days of this Order, the Association shall submit to the Regional Director an acceptable plan for operation of its management information systems (MIS) for foreclosure and Loss Mitigation or loan modification activities to ensure the timely delivery of complete and accurate information to permit effective decision-making. The MIS plan shall be implemented within one hundred twenty (120) days of this Order. Any corrective action timeframe that is in excess of one hundred twenty (120) days must be approved by the Regional Director. The plan shall include, at a minimum:
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(a) a description of the various components of MIS used by the Association for foreclosure and Loss Mitigation or loan modification activities;
(b) a description of and timetable for any needed changes or upgrades to:
(i) monitor compliance with all applicable Legal Requirements, supervisory guidance, and the requirements of this Order;
(ii) ensure the ongoing accuracy of records for all serviced mortgages, including, but not limited to, records necessary to establish ownership and/or the right to foreclose by the appropriate party for all serviced mortgages, outstanding balances, and fees assessed to the borrower; and
(iii) measures to ensure that Loss Mitigation, loan foreclosure, and modification staffs have sufficient and timely access to information provided by the borrower regarding loan foreclosure and modification activities; and
(c) the testing of the integrity and accuracy of the new or enhanced MIS to ensure that reports generated by the system provide necessary information for adequate monitoring and quality controls.
Mortgage Servicing.
21. Within sixty (60) days of the Order, the Association shall submit to the Regional Director an acceptable plan, along with a timeline, for ensuring effective coordination of communications with borrowers, both oral and written, related to Loss Mitigation or loan modification and foreclosure activities: (i) to ensure that communications are timely and effective and are designed to avoid confusion to borrowers; (ii) to ensure continuity in the handling of borrowers’ loan files during the Loss Mitigation, loan modification and foreclosure process by personnel knowledgeable about a specific borrower’s situation; (iii) to ensure that reasonable and good
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faith efforts, consistent with applicable Legal Requirements, are engaged in Loss Mitigation and foreclosure prevention for delinquent loans, where appropriate; and (iv) to ensure that decisions concerning Loss Mitigation or loan modifications continue to be made and communicated in a timely fashion. Prior to submitting the plan, the Association shall conduct a review to determine whether processes involving past due mortgage loans or foreclosures overlap in such a way that they may impair or impede a borrower’s efforts to effectively pursue a loan modification and whether Association employee compensation practices discourage Loss Mitigation or loan modifications. The plan shall be implemented within one hundred twenty (120) days of this Order. Any corrective action timeframe that is in excess of one hundred twenty (120) days must be approved by the Regional Director. The plan shall include, at a minimum:
(a) measures to ensure that staff handling Loss Mitigation and loan modification requests routinely communicates and coordinates with staff processing the foreclosure on the borrower’s property;
(b) appropriate deadlines for responses to borrower communications and requests for consideration of Loss Mitigation, including deadlines for decision-making on Loss Mitigation activities, with the metrics established not being less responsive than the timelines in the HAMP;
(c) establishment of an easily accessible and reliable single point of contact for each borrower so that the borrower has access to an employee of the bank to obtain information throughout the Loss Mitigation, loan modification, and foreclosure processes;
(d) a requirement that written communications with the borrower identify such single point of contact along with one or more direct means of communication with the contact;
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(e) measures to ensure that the single point of contact has access to current information and personnel (in-house or third-party) sufficient to timely, accurately, and adequately inform the borrower of the current status of the Loss Mitigation, loan modification, and foreclosure activities;
(f) measures to ensure that staff are trained specifically in handling mortgage delinquencies, Loss Mitigation and loan modifications;
(g) procedures and controls to ensure that a final decision regarding a borrower’s loan modification request (whether on a trial or permanent basis) is made and communicated to the borrower in writing, including the reason(s) why the borrower did not qualify for the trial or permanent modification (including the net present value calculations utilized by the Association, if applicable), by the single point of contact within a reasonable time before any foreclosure sale occurs;
(h) procedures and controls to ensure that when the borrower’s loan has been approved for modification on a trial or permanent basis that: (i) no foreclosure or legal action predicate to foreclosure occurs, unless the borrower is deemed in default on the terms of the trial or permanent modification; and (ii) the single point of contact remains available to the borrower and continues to be referenced on all written communications with the borrower;
(i) policies and procedures to enable borrowers to make complaints regarding the Loss Mitigation or loan modification process, denial of modification requests, the foreclosure process, or foreclosure activities which prevent a borrower from pursuing Loss Mitigation or loan modification options, and a process for making borrowers aware of the complaint procedures;
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(j) procedures for the prompt review, escalation, and resolution of borrower complaints, including a process to communicate the results of the review to the borrower on a timely basis;
(k) policies and procedures to ensure that payments are credited in a prompt and timely manner, that payments, including partial payments, to the extent permissible under the terms of applicable legal instruments, are applied to scheduled principal, interest, and/or escrow before fees, and that any misapplication of borrower funds is corrected in a prompt and timely manner;
(l) policies and procedures to ensure that timely information about Loss Mitigation options is sent to the borrower in the event of a delinquency or default, including plain language notices about Loss Mitigation, loan modification, and the pendency of foreclosure proceedings; and
(m) policies and procedures to ensure that foreclosure, Loss Mitigation, and loan modification documents provided to borrowers and third-parties are appropriately maintained and tracked, that borrowers generally will not be required to resubmit the same documented information that has already been provided, and that borrowers are notified promptly of the need for additional information; and
(n) policies and procedures to consider loan modifications or other Loss Mitigation Activities with respect to junior lien loans owned by the Association, and to factor the risks associated with such junior lien loans into loan loss reserving practices, where the Association services the associated first lien mortgage and becomes aware that such first lien mortgage is delinquent or has been modified. Such policies and procedures shall require the ongoing maintenance of appropriate loss reserves for junior lien mortgages
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owned by the Association and the charge-off of such junior lien loans in accordance with Federal Financial Institutions Examination Council (FFIEC) retail credit classification guidelines.
Effective Date, Incorporation of Stipulation.
22. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
23. This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
24. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
25. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
26. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
27. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
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(a)	To the OTS[1]:

Regional Director OTS Southeast Regional Office 1475 Peachtree Street, NE Atlanta, Georgia 30309

(b)	To the Association:

Mr. Robert Clements Chairman of the Board and Chief Executive Officer EverBank 501 Riverside Avenue, 12th Floor Jacksonville, Florida 32202
Scope of Board Responsibility.
28. 28. In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Association, it is intended to mean that the Board shall:
(a) authorize and adopt such actions on behalf of the Association as may be necessary for the Association to perform its obligations and undertakings under the terms of this Order;
(b) require the timely reporting by Association management of such actions directed by the Board to be taken under the terms of this Order;
(c) follow-up on any material non-compliance with such actions in a timely and appropriate manner; and
(d) require corrective action be taken in a timely manner of any material non-compliance with such actions.

[1]	Following the Transfer Date, see Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law No. 111-203, § 311, 124 Stat. 1520-21 (2010), all submissions, requests, communications, consents or other documents relating to this Order shall be directed to the Comptroller of the Currency, or to the individual, division, or office designated by the Comptroller of the Currency.
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No Violations Authorized.
29. Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/

James G. Price
Regional Director, Southeast Region
Date: See Effective Date on page 1
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UNITED STATES OF AMERICA
Before The
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-11-014
)
)
EVERBANK	)	Effective Date: April 13, 2011
)
Jacksonville, Florida	)
OTS Docket No. 15115)
)

STIPULATION AND CONSENT TO ISSUANCE OF A CONSENT ORDER
     The Office of Thrift Supervision (OTS) intends to impose a Consent Order on EverBank (Association), pursuant to 12 U.S.C. § 1818(b), for unsafe or unsound banking practices relating to mortgage servicing and the initiation and handling of foreclosure proceedings;
     The Association, in the interest of compliance and cooperation, enters into this Stipulation and Consent to Issuance of a Consent Order (Stipulation) and consents to the issuance of a Consent Order (Order);
     In consideration of the above premises, the OTS, through its authorized representative, and the Association, through its duly elected and acting Board of Directors, stipulate and agree to the following:
Jurisdiction.
1. The Association is a “savings association” within the meaning of 12 U.S.C. § 1813(b) and 12 U.S.C. § 1462(4). Accordingly, the Association is “an insured depository institution” as that term is defined in 12 U.S.C. § 1813(c).
EverBank
Stipulation and Consent to Issuance of Consent Order

2. Pursuant to 12 U.S.C. § 1813(q), the Director of the OTS is the “appropriate Federal banking agency” with jurisdiction to maintain an administrative enforcement proceeding against a savings association. Therefore, the Association is subject to the authority of the OTS to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 U.S.C. § 1818(b).
Consent.
3. The Association, without admitting or denying any wrongdoing, consents to the issuance by the OTS of the accompanying Order. The Association further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.
Finality.
4. The Order is issued by the OTS under 12 U.S.C. § 1818(b). Upon the Effective Date, the Order shall be a final order, effective, and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).
Waivers.
5. The Association waives the following:
     (a) the right to be served with a written notice of the OTS’s charges against it as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
     (b) the right to an administrative hearing of the OTS’s charges as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
EverBank
Stipulation and Consent to Issuance of Consent Order

(c) the right to seek judicial review of the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order; and
(d) any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes, or otherwise.
OTS Authority Not Affected.
6. Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
7. The Association acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 6 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
8. The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order.
EverBank
Stipulation and Consent to Issuance of Consent Order

9. If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
10. All references to the OTS in this Stipulation and the Order shall also mean any of the OTS’s predecessors, successors, and assigns.
11. The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order.
12. The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters. Nothing in this Stipulation or the Order, express or implied, shall give to any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Stipulation or the Order.
13. The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Regional Director or other authorized representative.
14. For purposes of, and within the meaning of 12 C.F.R. §§ 563.555, 563.560, and 565.4, this Consent Order shall not be construed to be a “cease-and-desist order”, “consent order”, or “order”, unless the OTS informs the Association otherwise.
Signature of Directors/Board Resolution.
15. Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance of the Order and the execution of the Stipulation.
EverBank
Stipulation and Consent to Issuance of Consent Order

     WHEREFORE, the Association, by its directors, executes this Stipulation.

EVERBANK		OFFICE OF THRIFT SUPERVISION
Jacksonville, Florida

By:	/s/	By:	/s/
	Robert M. Clements, Chairman		James G. Price
Regional Director, Southeast Region

Date: See Effective Date on page 1

/s/ Gary A. Meeks, Director

/s/ W. Blake Wilson, Director

/s/ Charles E. Commander, III, Director

/s/ Merrick R. Kleeman, Director

/s/ Mitchell Leidner, Director

/s/ W. Radford Lovett, II, Director

/s/ Robert J. Mylod, Jr., Director

/s/ Russell B. Newton, III, Director
EverBank
Stipulation and Consent to Issuance of Consent Order

/s/ William Sanford, Director

/s/ Richard Schifter, Director

/s/ Rupinder S. Sidhu, Director

/s/ Alok Singh, Director

/s/ Scott M. Stuart, Director
EverBank
Stipulation and Consent to Issuance of Consent Order